Exhibit N

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-2 of our report dated February 15, 2002, relating to the financial statements and financial highlights of The Gabelli Equity Trust Inc. which appear in the December 31, 2001 Annual Report to Shareholders of The Gabelli Equity Trust Inc. which is also incorporated by reference into the Registration Statement, and relating to the senior securities table for the Series A Preferred shares which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 12, 2002